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                                                                     EXHIBIT 4.4

                      SECOND AMENDMENT TO CREDIT AGREEMENT


         THIS SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of February 13, 1997 (the "Amendment"), is entered into among SPECIALTY EQUIPMENT COMPANIES, INC., a Delaware corporation (the "Company"), the "Banks" (as defined herein) and BANK OF AMERICA ILLINOIS, as agent for the Banks (in such capacity, the "Agent").

                                R E C I T A L S:

         A. The Company, the banks named therein (the "Banks") and the Agent entered into that certain Credit Agreement, dated as of December 1, 1996, as amended by a First Amendment to Credit Agreement, dated as of January 15, 1997 (the "Credit Agreement").

         B. The Company has requested that the Agent and the Banks enter into this Amendment in order to provide for the issuance of bankers acceptances and to amend certain other provisions of the Credit Agreement.

         C. Capitalized terms used herein and not otherwise defined shall have the meanings provided for in the Credit Agreement.

1.       AMENDMENT

         1.1 Section 1.1 of the Credit Agreement is hereby amended by adding the following definition of Bankers Acceptances to Section 1.1 of the Credit Agreement in the appropriate alphabetical sequence:

                 ""BANKERS ACCEPTANCES" means bankers acceptances issued by the Issuing Bank upon acceptance by the Issuing Bank of time drafts presented pursuant to Letters of Credit."

         1.2 Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of LC Disbursement contained therein and inserting the following in its stead:

                 ""LC DISBURSEMENT" shall mean any payment or disbursement made by the Issuing Bank under or pursuant to a Letter of Credit or a Bankers Acceptance."

         1.3 Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of LC Exposure contained therein and inserting the following in its stead:

                 ""LC EXPOSURE" shall mean, without duplication, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (b) the aggregate unpaid amount of all Bankers Acceptances outstanding at such time, plus (c) the aggregate amount which has been drawn under Letters of Credit or paid under Bankers Acceptances but for which the Issuing Bank or the Banks, as the case may be, have not been reimbursed by the Company at such time."

         1.4 Section 2.7 of the Credit Agreement is hereby deleted and the following is inserted in its stead:

                 "2.7     LETTERS OF CREDIT AND BANKERS ACCEPTANCES.

                          "(a)    Subject to the terms and conditions and
                 relying upon the representations and warranties herein set forth, the Issuing Bank agrees, at any time and from time to time on or after the Closing Date until the Termination Date, to issue and deliver or to extend the expiry of Letters of Credit and/or Bankers Acceptances for the account of the Company in an aggregate undrawn amount at any one time outstanding which does not exceed (i) $19,000,000 during the period from January 15, 1997 through and including April 14, 1997, and (ii) $15,000,000 at all other times (the "L/C Facility Commitment"); provided, however, that the Issuing Bank shall not issue or extend the expiry of any Letter of Credit or Bankers Acceptance if, immediately after giving effect to such issuance or extension the aggregate outstanding principal balance of the Revolving Loans and the LC Exposure would exceed the aggregate Commitments. Each Letter of Credit
                 (x) shall be in a form approved in writing by the Company, the Agent and the Issuing Bank, (y) shall be in a minimum principal amount of $5,000 and (z) shall permit drawings upon the presentation of one or more sight drafts, or one or more time drafts for a period not to exceed six months, and such other documents as shall be specified by the Company in the applicable notice and Application delivered pursuant to subsection 2.7(c) below.

                          "(b)    Each Letter of Credit shall by its terms
                 expire not later than the earlier of (i) the first anniversary of the date of issuance or extension (subject to extension for additional one-year periods by the Issuing Bank as contemplated by paragraph (a) above) and (ii) the Termination Date. Each Bankers Acceptance shall have a term of six months or less. Each Letter of Credit and each Bankers Acceptance shall by its terms provide for payment of drawings in dollars.





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                          "(c)    The Company shall give the Issuing Bank
                 written or telecopy notice not later than 10:00 a.m., Chicago time, two Business Days (or such shorter period as shall be acceptable to the Issuing Bank and the Agent) prior to any proposed issuance of a Letter of Credit. Each such notice shall refer to this Agreement and shall specify (i) the date on which such Letter of Credit is to be issued (which shall be a Business Day), the face amount of such Letter of Credit (which shall be an amount in dollars), (ii) the name and address of the beneficiary, (iii) whether such Letter of Credit shall permit a single drawing or multiple drawings,
                 (iv) the form of the sight draft or time draft, as the case may be, and any other documents required to be presented at the time of any drawing (together with the exact wording of such documents or copies thereof) and (v) the expiry date of such Letter of Credit (which shall conform to the provisions of paragraph (b) above). At the time of each request by the Company that a Letter of Credit be issued, the Issuing Bank, at its option, may require the Company to execute and deliver to the Issuing Bank an application for such Letter of Credit in the form customarily prescribed by the Issuing Bank to issue Letters of Credit (the "Applications"). This Agreement supersedes any terms of the Applications which are inconsistent with the terms hereof. The Issuing Bank shall give the Agent, which shall in turn give to each Bank, prompt written or telecopy advice of any notice received from the Company pursuant to this subsection.

                          "(d)    By the issuance of a Letter of Credit or
                 Bankers Acceptance and without any further action on the part of the Issuing Bank or the Banks in respect thereof, the Issuing Bank hereby grants to each Bank, and each Bank hereby agrees to and does acquire from the Issuing Bank, a participation in such Letter of Credit or Bankers Acceptance equal to such Bank's pro rata share, of the face amount of such Letter of Credit or Bankers Acceptance, effective upon the issuance of such Letter of Credit or Bankers Acceptance; provided, however, that no Bank shall be required to acquire participations in Letters of Credit or Bankers Acceptances that would result in its Pro Rata Share, based upon its Commitment, of the LC Exposure exceeding its Commitment. In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay to the Agent, on behalf of the Issuing Bank, in accordance with subsection (f) below, such Bank's Pro Rata Share, of each unreimbursed LC Disbursement made by the Issuing Bank; provided, however, that the Banks shall not be obligated to make any such payment with respect to any wrongful payment or disbursement made under any Letter of Credit as a result of the failure in any material respect of the Issuing Bank or any confirming bank to comply with the obligations imposed on it with respect to such Letter of Credit by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce, Publication No. 500 and subsequent revisions (the "Uniform Customs") or applicable law.

                          "(e)    Each Bank acknowledges and agrees that its
                 acquisition of participations pursuant to subsection (d) above in respect of Letters of Credit and Bankers Acceptances is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of any Default or Event of Default hereunder, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

                          "(f)    Promptly after it shall have ascertained that
                 any draft and any accompanying documents presented under a Letter of Credit or Bankers Acceptance appear to be in conformity with the terms and conditions of such Letter of Credit or Bankers Acceptance, the Issuing Bank shall give written or telecopy notice to the Company and the Agent of the receipt and amount of such draft and the date on which payment thereon will be made. If the Agent shall not have received from the Company the payment required pursuant to subsection
                 (g) below by 12:00 noon, Chicago time, one Business Day after the date on which payment of a draft presented under any Letter of Credit or Bankers Acceptance has been made, the Agent shall promptly so notify the Issuing Bank and each Bank, specifying in the notice to each Bank such Bank's Pro Rata Share of such LC Disbursement. Each Bank shall pay to the Agent, not later than 2:00 p.m., Chicago time, on such date, such Bank's percentage of such LC Disbursement, which the Agent shall promptly pay to the Issuing Bank. The Agent will promptly remit to each Bank such Bank's percentage of any amounts subsequently received by the Agent from the Company in respect of such LC Disbursement; provided that (i) amounts so received for the account of any Bank prior to payment by such Bank of amounts required to be paid by it hereunder in respect of any LC Disbursement and (ii) amounts representing interest on any LC Disbursement for the period prior to the payment by such Bank of such amounts shall in each case be remitted to the Issuing Bank.

                          "(g)    If the Issuing Bank shall pay any draft
                 presented under a Letter of Credit or Bankers Acceptance under circumstances entitling it to reimbursement under succeeding provisions of this subsection (g), the Company shall pay to the Issuing Bank or to the Agent for the account of the Issuing Bank or, if the Agent shall have received the payments provided in subsection (f) above with respect to such drawing, for the accounts of the Banks, an amount equal to the amount of such draft before 12:00 noon, Chicago time, on the Business Day immediately following the date of payment of such draft, together with interest on such amount at a rate per annum equal to the interest rate in effect for Reference Rate Loans from (and including) the date of payment of such draft to (but excluding) the date of such payment by the Company. The obligation of the Company to pay the amounts referred to above





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                 in this subsection (g) shall be absolute, unconditional and irrevocable and shall be satisfied strictly in accordance with their terms irrespective of:

                                  "(i)     any lack of validity or
                    enforceability of any Letter of Credit or Bankers
                    Acceptance;

                                  "(ii)    the existence of any claim, setoff,
                          defense or other right which the Company or any other Person may at any time have against the beneficiary under any Letter of Credit, the Agent, the Issuing Bank, any confirming bank or any Bank (other than the defense of payment in accordance with the terms of this Agreement or a defense based on the failure in any material respect of the Issuing Bank or confirming bank to comply with the obligations imposed on it with respect to such Letter of Credit by the Uniform Customs or applicable law) or any other Person in connection with this Agreement or any other transaction;

                                  "(iii)   any draft or other document
                          presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect; provided that payment by the Issuing Bank or confirming bank under such Letter of Credit against presentation of such draft or document shall not have constituted a failure in any material respect by the Issuing Bank or confirming bank to comply with the obligations imposed on it with respect to such Letter of Credit by the Uniform Customs or applicable law.

                                  "(iv)    payment by the Issuing Bank under a
                          Letter of Credit against presentation of a draft or other document which does not comply in any immaterial respect with the terms of such Letter of Credit; provided that such payment shall not have constituted gross negligence or wilful misconduct; or

                                  "(v)     any other circumstance or event
                          whatsoever, whether or not similar to any of the foregoing; provided that such other circumstance or event shall not have been the result of gross negligence or wilful misconduct of the Issuing Bank.

                          "It is understood that in making any payment under a
                 Letter of Credit (x) the Issuing Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including, without limitation, reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be forged, fraudulent or invalid in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (y) any noncompliance in any immaterial respect of the documents presented under a Letter of Credit with the terms thereof shall, in either case, not be deemed a failure in any material respect by the Issuing Bank or confirming bank to comply with the obligations imposed on it with respect to such Letter of Credit by the Uniform Customs or applicable law.

                          "(h)    Neither the Issuing Bank nor its
                 correspondents or agents, or any bank(s) or financial institution(s) used by the Issuing Bank in connection with the issuance of Letters of Credit ("Correspondent"), shall be responsible for (i) the use which may be made of the Letters of Credit or Bankers Acceptances or for any acts or omissions of the user(s) of the Letters of Credit or Bankers Acceptances; (ii) the existence, character, quality, quantity, condition, packing or value of the property purporting to be represented by the documents required by the terms of any Letters of Credit or Bankers Acceptances or presented in connection therewith ("Documents"); (iii) the time, place, manner or order in which shipment is made; (iv) except as otherwise provided in subsection 2.7(g)(iii), the validity, sufficiency, or genuineness of Documents, or of any endorsements thereon, even if such Documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent, or forged; (v) partial or incomplete shipment, or failure or omission to ship any or all of the property referred to in the Letters of Credit, Bankers Acceptances or the Documents; (vi) the character, adequacy, validity or genuineness of any insurance or solvency or responsibility of any insurer or any other risk connected with insurance; (vii) any deviation from instructions, delay, default or fraud by the shipper or anyone else in connection with the property referred to in the Letters of Credit, Bankers Acceptances or the Documents or the shipping thereof; (viii) the insolvency, responsibility or relationship to the property of any party issuing any documents in connection with the property referred to in the Letters of Credit; (ix) delay in arrival or failure to arrive of either the property referred to in the Letters of Credit or the Documents; (x) delay





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                 in giving or failure to give notice of arrival or any other notice; (xi) any breach of contract between the shipper(s) or vendor(s) and the consignee(s) or buyer(s); (xii) failure of any instrument to bear any reference or adequate reference to the Letter of Credit or Bankers Acceptances or failure of Documents to accompany any instrument at negotiation, or failure of any person to note the amount of any instrument on the reverse of the Letter of Credit or Bankers Acceptances or to send forward Documents apart from instruments as required by the terms of the Letter of Credit or Bankers Acceptances or to send forward Documents apart from instruments as required by the terms of the Letter of Credit or Bankers Acceptances, each of which provisions, if contained in the Letter of Credit or itself, it is agreed may be waived by the Issuing Bank or Correspondent; or (xiii) errors, omissions, interruptions or delays in transmission or delivery of any messages by mail, cable, telegraph, wireless or otherwise, whether or not they may be in cipher. Further, the Issuing Bank shall not be responsible for any act, error, neglect or default, omission, insolvency or failure in business of any of its Correspondents. The occurrence of any one or more of the contingencies referred to in the preceding sentences of this subsection 2.7(h) shall not affect, impair or prevent the vesting of any of the Issuing Bank's rights or powers hereunder or the Company's obligation to make reimbursement. The Company shall promptly examine (i) the copy of the Letter of Credit or Bankers Acceptance (and of any amendments thereof) sent to it by the Issuing Bank or Correspondent and
                 (ii) all documents and instruments delivered to it from time to time by the Issuing Bank or Correspondent, and, in the event of any claim of noncompliance with the Company's instructions or other irregularity, will promptly notify the Issuing Bank and Correspondent thereof in writing, the Company being conclusively deemed to have waived any such claim against the Issuing Bank and Correspondent unless such notice is given within two Business Days following receipt by the Company of such Letter of Credit, amendment, document or instrument.

                          "(i)    Upon any transfer, sale, delivery, surrender
                 or endorsement of any bill of lading, warehouse receipt or other Document at any time(s) held by the Issuing Bank, or held for its account by any of its correspondents or agents, or any bank or financial institution used by the Issuing Bank in connection with the issuance of Letters of Credit or Bankers Acceptances, relative to the Letter of Credit or Bankers Acceptance, the Company will indemnify and hold the Issuing Bank and any such correspondent(s), agent(s), bank(s) and financial institution(s), harmless from and against each and every claim, demand, action or suit which may arise against the Issuing Bank or any correspondent(s), agent(s), bank(s) and financial institution(s), by reason thereof."

2.       MISCELLANEOUS

         2.1 LIMITED NATURE OF AMENDMENTS. The parties hereto acknowledge and agree that the terms and provisions of this Amendment amend, add to and constitute a part of the Credit Agreement. Except as expressly modified and amended by the terms of this Amendment, all of the other terms and conditions of the Credit Agreement and all documents executed in connection therewith or referred to or incorporated therein remain in full force and effect and are hereby ratified, reaffirmed, confirmed and approved.

         2.2 CONFLICT. If there is an express conflict between the terms of this Amendment and the terms of the Credit Agreement, or any of the other agreements or documents executed in connection therewith or referred to or incorporated therein, the terms of this Amendment shall govern and control.

         2.3 COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original.

         2.4 REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Agent and the Banks as follows: (A) the Company has all necessary power and authority to execute and deliver this Amendment and perform its obligations hereunder; (B) this Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their terms; and (C) all representations and warranties of the Company contained in the Credit Agreement and all other agreements, instruments and other writings relating thereto are true and complete as of the date hereof.

         2.5 GOVERNING LAW. This Amendment shall be construed in accordance with and governed by and the internal laws of the State of Illinois, without giving effect to choice of law principles.

         IN WITNESS WHEREOF, the Company, the Agent and the Banks have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.





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                                  SPECIALTY EQUIPMENT COMPANIES, INC.


                                  By:
                                  Name:
                                  Title:


                                  BANK OF AMERICA ILLINOIS, as Agent


                                  By:
                                  Name:
                                  Title:


                                  BANK OF AMERICA ILLINOIS, as a Bank


                                  By:
                                  Name:
                                  Title:

                                  HARRIS TRUST AND SAVINGS BANK, as a Bank


                                  By:
                                  Name:
                                  Title:


                                  THE FIRST NATIONAL BANK OF CHICAGO, as a Bank


                                  By:
                                  Name:
                                  Title:





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